Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314)	810-3115

investor.relations@express-scripts.com

Express Scripts Announces 2017 First Quarter Results;

Provides Update on Anthem Relationship and Visibility into Core PBM Business Excluding

Contribution from Anthem, Coventry and Catamaran

ST. LOUIS, April 24, 2017 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2017 first quarter net income of $546.3 million or $0.90 per diluted share. The 2017 first quarter adjusted earnings per diluted share was $1.33.*

First Quarter 2017 Results

The following compares first quarter 2017 and 2016 operating results:

•	Adjusted claims of 351.7 million, down 1% – See Table 1

•	GAAP net income of $546.3 million, up 4%

•	GAAP earnings per diluted share of $0.90, up 11%

•	EBITDA of $1,496.2 million, up 3% – See Table 3

•	EBITDA per adjusted claim of $4.25, up 4% – See Table 3

•	Adjusted net income of $805.4 million, up 2% – See Tables 5 and 5A

•	Adjusted earnings per diluted share of $1.33, up 9% - See Table 4

•	Net cash flow provided by operating activities of $1,000.4 million, up 33%

2017 Guidance

The Company increased its guidance for 2017 adjusted earnings per diluted share from a range of $6.82 to $7.02 to a range of $6.90 to $7.04, which represents growth of 9% over 2016 adjusted earnings per diluted share results at the mid-point of the range.

The Company expects total adjusted claims for the second quarter of 2017 to be in the range of 343 million to 353 million. Adjusted earnings per diluted share for the second quarter of 2017 is estimated to be in the range of $1.70 to $1.74, which represents growth of 8% to 11% over the second quarter of 2016.

Additional details on this guidance can be found in Table 6. For a discussion of the financial measures presented herein which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), see “Supplemental Information Regarding Non-GAAP Financial Measures” below.

*	All net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, EBITDA, adjusted EBITDA, EBITDA per adjusted claim, adjusted EBITDA per adjusted claim, EBITDA less taxes, adjusted EBITDA less taxes, EBITDA less taxes per adjusted claim and adjusted EBITDA less taxes per adjusted claim amounts are presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

Update on Anthem Relationship

The Company’s current long-term PBM contract with Anthem expires on December 31, 2019, and Anthem is currently engaged in a Request for Proposal (RFP) process for a PBM service provider following the end of its contract with Express Scripts. While the Company has not formally participated in the RFP process, in recent months, management for the Company and Anthem have had several conversations in which the Company proposed providing as much as $1 billion in annual value ($3 billion in the aggregate) in the form of price concessions for 2017-2019 in connection with a negotiated contract extension for the period beyond 2019 at prevailing market rates. Although conversations have been ongoing, the Company was recently told by Anthem management that Anthem intends to move its business when the Company’s current contract with Anthem expires on December 31, 2019, and that Anthem is not interested in continuing discussions regarding pricing concessions for 2017-2019 or in receiving the Company’s proposed pricing for the period beyond 2019. As a result, today Express Scripts has elected to provide information as to its financial performance with and without Anthem, without any obligation to do so, in order to demonstrate that the Company’s core PBM business, excluding Anthem, is well positioned for future growth. See Appendix A for additional details regarding the Company’s relationship with Anthem and the history of the agreement between the parties.

“It is difficult for us to understand why Anthem has not recognized the potential value which could be brought forth by engaging in meaningful discussions regarding a mutually beneficial pricing arrangement for the remaining term of our contract and beyond,” said Tim Wentworth, President and CEO of Express Scripts. “No other party can offer Anthem savings prior to 2020, and no other party can provide updated pricing terms beyond 2019 without the risk and disruption of a lengthy and complicated implementation. As our disclosure today clearly demonstrates, Express Scripts makes well below $3 billion annually on the Anthem contract despite Anthem’s numerous public pronouncements to the contrary. Anthem’s conflicting demands for annual PBM savings, ranging from $700 million in September 2015 to $3 billion in January 2016, its subsequent litigation against us, and now its decision to discontinue discussions altogether do not make any sense to us. We just can’t explain why Anthem would choose to walk away from an opportunity to realize $1 billion in annual savings, which we have no obligation to provide under our current contract, in exchange for a contract extension at prevailing market rates with a longstanding business partner who has proven its ability to deliver value for their members,” Wentworth said.

“Express Scripts is committed to fulfilling our obligations to serve patients and Anthem members through the remaining term of the contract and the required one-year transition period, in accordance with our agreement, as well as the successful implementation of any new business added by Anthem over the next 32 months,” Wentworth added.

Contribution of Anthem, Coventry and Catamaran

While Anthem has not provided formal written notice that it does not intend to renew its contract with the Company, based on recent statements in conversations with Anthem management and other actions taken by Anthem, the Company believes it is unlikely its contract with Anthem will be extended. As a result, the Company has elected to report Anthem’s estimated 2015 and 2016 full year and 2017 first quarter contribution to financial results in order to provide visibility into the underlying performance of the Company’s PBM business excluding any contribution from Anthem. The tables below provide the portion of our estimated 2015 and 2016 full year and 2017 first quarter financial results attributable to Anthem (also see Tables 7 and 8 for further details of 2016 full year and 2017 first quarter financial results attributable to Anthem).

In addition to disclosing the estimated impact of the Anthem contribution, the tables below include the estimated contribution of the Company’s remaining business with Coventry and Catamaran, both of which were acquired and are rolling off the Company’s book of business. The Company is providing this information to assist in an analysis of the underlying performance of the Company’s core PBM business, excluding the contributions from Coventry and Catamaran, to which we refer together as the “Transitioning Clients,” as well as Anthem.

Full Year 2015 Overview

(in millions, except per claim data)	Full Year 2015 (Consolidated, as reported)	Anthem and Transitioning Clients[1]		Full Year 2015 (Excluding Anthem and Transitioning Clients)[1]
		Full Year 2015 (Attributable to Anthem)	Full Year 2015 (Attributable to Coventry & Catamaran)
Adjusted claims	1,441.6	207.4	90.4	1,143.8
Revenues[2]	$101,751.8	$15,153.3	$5,517.7	$81,080.8
Net Income	$2,476.4	N/A	N/A	N/A
Adjusted EBITDA[3]	$7,046.9	$1,862.7	$672.0	$4,512.2
Adjusted EBITDA per adjusted claim[3]	$4.89	$8.98	N/A	$3.94
Adjusted EBITDA less taxes[3,4]	$4,398.4	$1,162.6	$419.4	$2,816.4
Adjusted EBITDA less taxes per adjusted claim[3,4]	$3.05	$5.61	N/A	$2.46

See “Footnotes to Press Release,” below.

Full Year 2016 Overview

(in millions, except per claim data)	Full Year 2016 (Consolidated, as reported)	Anthem and Transitioning Clients[1]		Full Year 2016 (Excluding Anthem and Transitioning Clients)[1]
		Full Year 2016 (Attributable to Anthem)	Full Year 2016 (Attributable to Coventry & Catamaran)
Adjusted claims	1,407.6	219.6	19.0	1,169.0
Revenues[2]	$100,287.5	$17,075.9	$1,696.9	$81,514.7
Net Income	$3,404.4	N/A	N/A	N/A
Adjusted EBITDA[3]	$7,260.4	$2,248.0	$222.4	$4,790.0
Adjusted EBITDA per adjusted claim[3]	$5.16	$10.24	N/A	$4.10
Adjusted EBITDA less taxes[3,4]	$4,568.2	$1,414.4	$140.0	$3,013.8
Adjusted EBITDA less taxes per adjusted claim[3,4]	$3.25	$6.44	N/A	$2.58

See “Footnotes to Press Release,” below.

First Quarter 2017 Overview

(in millions, except per claim data)	Q1 2017 (Consolidated, as reported)	Anthem and Transitioning Clients[1]		Q1 2017 (Excluding Anthem and Transitioning Clients)[1]
		Q1 2017 (Attributable to Anthem)	Q1 2017 (Attributable to Coventry & Catamaran)
Adjusted claims	351.7	59.0	0.9	291.8
Revenues[5]	$24,654.9	$4,523.0	$213.0	$19,918.9
Net Income	$546.3	N/A	N/A	N/A
EBITDA[3]	$1,496.2	$495.0	$54.1	$947.1
EBITDA per adjusted claim[3]	$4.25	$8.39	N/A	$3.25
EBITDA less taxes[3,4]	$946.2	$313.0	$34.2	$599.0
EBITDA less taxes per adjusted claim[3,4]	$2.69	$5.31	N/A	$2.05

See “Footnotes to Press Release,” below.

In the first quarter of 2017 our core PBM business, excluding Anthem and the Transitioning Clients, had EBITDA growth of 0.5% and EBITDA per adjusted claim growth of 2.2% when compared to the first quarter of 2016 (see Table 7).

Our Anthem contract generated approximately $2.2 billion and $1.9 billion of adjusted EBITDA, or approximately 31% and 26% of our total adjusted EBITDA, in 2016 and 2015, respectively. Under the terms of our contract with Anthem, Anthem’s contribution to our profitability, as a percentage of our total EBITDA and adjusted EBITDA, has grown and we expect it will continue to increase and exceed its contribution to our revenues, as a percentage of our total revenues, and that revenues, EBITDA and adjusted EBITDA attributable to Anthem will increase as the contract nears its termination in 2019. The contribution of the Anthem business to our financial results reflects the underlying structure of the 10-year contract, which was negotiated and executed as part of Express Scripts’ $4.675 billion acquisition of NextRx, Anthem’s in-house PBM, in 2009. For additional background on the acquisition and the Anthem contract, see Appendix A attached hereto.

Long-Term Outlook for Core PBM

“Looking forward, we will continue to invest in our business to maintain optimal service levels, bring innovative solutions to the marketplace to help our patients and payers and generate new business. We believe that no one else provides the depth and breadth of solutions we offer, and that no one else is as singularly focused on driving out pharmacy waste, controlling client costs and improving patient outcomes. Given Anthem’s apparent decision not to consider billions of dollars in savings we could provide them between now and the end of 2019, we will certainly invest those funds to better position our core business for the future,” Wentworth said.

The Company’s diverse client base that represents greater than 65 million members and volume of more than one billion adjusted prescriptions annually position the Company for continued success, with or without Anthem as a client. The Company remains confident in the long term growth outlook based on the positive fundamental backdrop and a diverse set of opportunities that leverage its core competencies. The Company’s independent, fully-aligned model has been a market leader in lowering the cost of prescription drugs, driving out waste and improving health outcomes for many years. In the U.S., we have an aging population and there is an increased use of pharmaceuticals, given their success as a cost effective treatment modality in a fee-for-value world. The Company has a superior suite of assets to address the needs of clients and patients, including new industry leading value-based programs, specialty and home delivery pharmacies, restrictive formularies and narrow networks. Patients and payers benefit from our increased pressure on the supply chain. This is evident today in the retail and wholesale pharmacy markets, where price deflation for generic drugs is becoming commonplace. It is the work performed by Express Scripts and other PBMs that lowers pharmacy costs in the U.S. We believe the Company’s pharmacy assets will gain market share in their respective markets, as continued investments enable us to have the best relative cost position in the industry and exceptional service levels to patients and payers. Increases in generic utilization will continue to be a value driver, with biosimilars bringing the potential to be as impactful to the market as the generic drug wave that helped bring down healthcare costs over the last 10 years. Medicaid, Medicare Part D and Medicare Part B are other areas where we believe there are opportunities to manage the government’s drug spend more effectively, but this will take many disparate parts of the healthcare system to get aligned towards a common objective, and Express Scripts is purpose-built to take on that challenge.

Based on management’s assumptions regarding healthcare trends, inflation, patent expirations, industry utilization growth and the overall environment for healthcare services, the Company is targeting a compounded annual EBITDA growth rate from 2017 through 2020 in the range of 2% to 4% for the core PBM, which excludes any contribution from Anthem and the Transitioning Clients.

The Company expects to continue to generate significant cash flow from operations. Furthermore, the Company is committed to maintaining a 2.0x debt-to-EBITDA ratio and strong investment grade ratings. Similar to past periods, the Company’s leverage ratio could move higher or lower on a short-term basis depending on the Company’s needs to fund strategic initiatives. Aside from gradually paying down debt over the next two and a half years to achieve our leverage targets, the Company’s priorities for deploying capital remain the same: to fund internal growth, make strategic acquisitions and return cash to its shareholders.

Conference Call Details

The Company will hold its quarterly conference call to discuss 2017 first quarter financial results and the other matters discussed in this press release on Tuesday, April 25, 2017, at 8:30 a.m. EDT (7:30 a.m. CDT). The call includes a slide presentation and is being webcast via the Internet and can be accessed at the Investor Relations section of Express Scripts’ web site at

http://www.express-scripts.com/corporate.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Supplemental Information Regarding Non-GAAP Financial Measures

The following provides supplemental information regarding the non-GAAP financial measures presented herein, including the reconciliation of such measures to the most directly comparable financial measures calculated in accordance with GAAP. Adjusted EPS, EBITDA, adjusted EBITDA, EBITDA per adjusted claim, adjusted EBITDA per adjusted claim, adjusted EBITDA less taxes, adjusted EBITDA less taxes per adjusted claim, adjusted net income, adjusted income before income taxes, adjusted gross profit and adjusted selling, general and administrative are non-GAAP financial measures presented herein, are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures provide management and investors with useful information about the earnings impact of certain expenses and are useful for (i) comparison of our earnings to those of other companies; (ii) a better understanding of the Company’s ongoing core performance; (iii) planning and forecasting for future periods; and (iv) assessing period-to-period performance trends. Management assesses the Company’s operating performance using EBITDA and adjusted EBITDA in order to better isolate the impact of certain expenses that may not be comparable between periods or indicative of the ongoing performance of our core operations. EBITDA per adjusted claim and adjusted EBITDA per adjusted claim provide management and investors with useful information about the earnings and performance of the Company on a per unit basis. Adjusted EBITDA less taxes and adjusted EBITDA less taxes per adjusted claim provide investors additional measures of the contribution of the Anthem business after tax. See Appendix A.

2017 Guidance Information: Due to the inherent difficulty of forecasting the timing and amount of certain items that would impact EPS and net income, including discrete tax items, the Company is unable to reasonably estimate the related impact of such items to EPS and net income, the GAAP financial measures most directly comparable to adjusted EPS and EBITDA, respectively. Accordingly, the Company is unable to provide a reconciliation of 2017 guidance for either adjusted EPS to EPS or EBITDA to net income. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a significant impact on the Company’s second quarter and full-year 2017 GAAP financial results. With respect to adjusted EPS, amortization of intangible assets is expected to be approximately $0.39 and $1.56 per share for the second quarter and full-year 2017, respectively.

Financial Information for Anthem and Transitioning Clients; Long-Term Outlook for Core PBM: The financial measures attributable to Anthem and the Transitioning Clients presented herein, including EBITDA, adjusted EBITDA, EBITDA per adjusted claim, adjusted EBITDA per adjusted claim, EBITDA less taxes, EBITDA less taxes per adjusted claim, adjusted EBITDA less taxes and adjusted EBITDA less taxes per adjusted claim are also non-GAAP financial measures. These measures are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. These measures represent operating results attributable to specific clients of the Company; however, they are not regularly reviewed by our Chief Executive Officer to assess the performance of any of these clients or make decisions about resources to be allocated to any such client. These measures also reflect management’s estimates as to allocation of costs of its PBM business to Anthem and each of the Transitioning Clients and may not be indicative of costs actually incurred as a result of servicing each of these clients. However, management is unable to reasonably estimate the allocation of certain key items that would impact net income attributable to Anthem and each of the Transitioning Clients, including interest and depreciation and amortization. Accordingly, the Company is unable to provide net income attributable to any of Anthem and the Transitioning Clients or its core PBM business excluding Anthem and the Transitioning Clients, and is unable to provide a reconciliation of either EBITDA or adjusted EBITDA to net income. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a significant impact on the Company’s long-term outlook for the core PBM, as discussed above.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2017 guidance, long-term outlook and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 14, 2017 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 24, 2017. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As stated above, based on Anthem’s recent statements, the Company believes it is unlikely that it will extend its contract with Anthem. We do not currently intend to release publicly any updates regarding our relationship with Anthem after the date hereof, whether as a result of renewed discussions with Anthem or otherwise.

Appendix A

Background on Our Relationship with Anthem

Express Scripts and Anthem entered into their existing contract in 2009, as part of the same transaction in which Express Scripts purchased NextRx, Anthem’s in-house PBM which at the time was sanctioned by CMS. The acquisition followed a competitive bidding process, led by a leading healthcare investment banking firm, to divest Anthem’s PBM business and to select a long-term PBM partner. Several companies competed for Anthem’s PBM business under a range of different pricing structures. Anthem chose Express Scripts, a buyer that was willing to undertake the task of righting the ship and provide significant upfront value, as the winning bidder.

As with any long-term contractual relationship, when the 10-year PBM contract was entered into by Express Scripts and Anthem, both parties assumed a level of risk. Express Scripts leveraged its balance sheet and agreed to raise capital during one of the tightest debt markets in recent history in order to deliver a $4.675 billion up-front payment to Anthem and was immediately faced with the daunting integration of a CMS-sanctioned plan as well as uncertainties around trends in the PBM business model (e.g., generic fill rate, supply chain pricing, etc.). In exchange, Anthem accepted an exclusive PBM arrangement and 10-year pricing terms. During negotiations between the parties in 2009, Express Scripts presented Anthem with a range of transaction structures, including a lower up-front payment coupled with lower pricing terms. Anthem prioritized the larger, $4.675 billion upfront payment option over lower pricing for PBM services. Following receipt of the payment Anthem elected to ramp up share repurchases, utilizing a significant portion of the cash, which could have potentially been leveraged to provide more competitive rates, value and savings for its clients and members over the term of the agreement, and/or invest in its business to create enhanced pharmacy service offerings or operating efficiencies.

The structure of the contract subjected Express Scripts to significant execution risk over the 10-year term. Pricing under the contract was underwritten based on assumptions around a number of variables, including the number of pharmacy claims Anthem would deliver, utilization rates for generic drugs, prevailing terms and pricing for procurement from brand and generic drug manufacturers, the growth of specialty pharmacy product utilization, as well as Express Scripts’ ability to negotiate discounts from the supply chain, and to generate operating efficiencies. Express Scripts dedicated significant resources for the various integrations of the Anthem business, due to its complexity — which consists of more than 50,000 individual plan types, more than 130,000 fully-insured and administrative-services-only groups, 490 Medicare groups, 1,600 Medicaid groups and approximately 650 products in the Public Exchanges — as well as getting Anthem out from under CMS sanctions, all at a substantial cost to Express Scripts.

During the first several years of the contract, the Anthem business underperformed Express Scripts’ financial expectations, as Anthem’s prescription claims volume was significantly below Anthem’s originally forecasted amounts. Over time, however, Express Scripts reversed this initial economic underperformance. For example, Express Scripts’ ability to achieve greater-than-expected generic fill rates and additional leverage through improved management of the supply chain, particularly following the Medco acquisition in 2012, created additional value that was unforeseeable in 2009. A portion of this value continues to flow through to Anthem, as a result of the improved pricing Express Scripts provided following the parties’ periodic pricing review in 2012 and in new business where Express Scripts has routinely provided exception pricing outside the contractual pricing terms, to help Anthem compete for new business.

In early 2016, with less than two-thirds of the contract completed, Anthem management made public statements stating a belief that it was entitled to more than $3 billion in annual price concessions from Express Scripts – an amount that is not supportable under the terms of the contract and that substantially exceeds the annual profit contribution of the Anthem business. Although not required by the contract, in 2015, Express Scripts offered to share significant value – $700 million of annual price concessions – with Anthem. Additionally – consistent with standard industry practice – Express Scripts also offered Anthem billions of dollars in additional value if Anthem modernized its outdated benefit plans in line with prevailing industry trends. Suggestions included using narrower pharmacy networks and more restrictive formularies to capture greater rebates from pharmaceutical companies and greater discounts from retail pharmacies to obtain better pricing. Despite these efforts, in March 2016, Anthem filed a lawsuit against the Company in which Anthem attempted to construct a right to require complete repricing under the contract, notwithstanding their acceptance of the $4.675 billion up-front payment.

In recent months, management of the organizations had several conversations in which Express Scripts proposed as much as $3 billion of value in the form of price concessions over the remaining term of the contract in connection with an extension which would be priced at prevailing market rates. The Company believed that Anthem would, at a minimum, engage in meaningful discussions around such an arrangement with the Company – the only party positioned to provide such early value to Anthem and its clients, one of a small number of potential bidders with the scale and expertise sufficient to handle Anthem’s PBM business, and the only PBM service provider that would allow them to avoid the cost, risk and client and patient disruption which can result from transitioning more than 50,000 individual plan designs and over 15 million individual members to a different PBM platform. As such, Express Scripts was surprised when it was informed by Anthem management that Anthem intends to move its business without fully pursuing discussions with Express Scripts.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2017	2016
Revenues*	$24,654.9	$24,791.8
Cost of revenues*	22,782.2	22,944.8

Gross profit	1,872.7	1,847.0
Selling, general and administrative	818.1	906.2

Operating income	1,054.6	940.8

Other (expense) income:
Interest income and other	6.3	8.8
Interest expense and other	(145.7)	(138.6)

	(139.4)	(129.8)

Income before income taxes	915.2	811.0
Provision for income taxes	364.9	278.8

Net income	550.3	532.2
Less: Net income attributable to non-controlling interest	4.0	6.1

Net income attributable to Express Scripts	$546.3	$526.1

Weighted-average number of common shares outstanding during the period:
Basic	601.0	645.0
Diluted	605.1	649.7

Earnings per share attributable to Express Scripts:
Basic	$0.91	$0.82
Diluted	$0.90	$0.81

*	Includes retail pharmacy co-payments of $2,466.3 million and $2,541.0 million for the three months ended March 31, 2017 and 2016, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

(in millions)	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$3,163.8	$3,077.2
Receivables, net	6,936.1	7,062.1
Inventories	1,755.4	1,959.0
Prepaid expenses and other current assets	233.9	265.1

Total current assets	12,089.2	12,363.4
Property and equipment, net	1,277.8	1,273.6
Goodwill	29,278.0	29,277.8
Other intangible assets, net	8,274.5	8,636.9
Other assets	136.5	193.2

Total assets	$51,056.0	$51,744.9

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$8,786.3	$8,836.9
Accounts payable	3,658.0	3,875.7
Accrued expenses	2,976.1	2,993.2
Current maturities of long-term debt	1,621.3	722.3

Total current liabilities	17,041.7	16,428.1
Long-term debt	13,906.2	14,846.0
Deferred taxes	3,537.3	3,603.3
Other liabilities	641.2	623.7

Total liabilities	35,126.4	35,501.1

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 858.8 and 857.5, respectively; shares outstanding: 593.5 and 605.5, respectively	8.6	8.6
Additional paid-in capital	23,275.3	23,233.6
Accumulated other comprehensive loss	(11.1)	(12.3)
Retained earnings	12,347.5	11,801.2

	35,620.3	35,031.1

Common stock in treasury at cost, 265.3 and 252.0 shares, respectively	(19,697.7)	(18,795.1)

Total Express Scripts stockholders’ equity	15,922.6	16,236.0

Non-controlling interest	7.0	7.8

Total stockholders’ equity	15,929.6	16,243.8

Total liabilities and stockholders’ equity	$51,056.0	$51,744.9

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(in millions)	2017	2016
Cash flows from operating activities:
Net income	$550.3	$532.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	445.6	525.3
Deferred income taxes	(53.3)	(112.8)
Employee stock-based compensation expense	27.1	27.9
Other, net	18.6	(3.7)
Changes in operating assets and liabilities:
Accounts receivable	102.9	(45.4)
Inventories	203.6	289.7
Other current and noncurrent assets	29.4	(8.1)
Claims and rebates payable	(50.6)	(441.4)
Accounts payable	(280.0)	229.0
Accrued expenses	(10.5)	(232.2)
Other current and noncurrent liabilities	17.3	(9.3)

Net cash flows provided by operating activities	1,000.4	751.2

Cash flows from investing activities:
Purchases of property and equipment	(45.8)	(82.6)
Other, net	(2.3)	2.8

Net cash used in investing activities	(48.1)	(79.8)

Cash flows from financing activities:
Treasury stock acquired	(837.4)	(3,109.2)
Repayment of long-term debt	(37.5)	(972.2)
Net proceeds from employee stock plans	14.5	11.1
Proceeds from long-term debt, net of discounts	—	1,991.0
Excess tax benefit relating to employee stock-based compensation	—	8.2
Other, net	(6.1)	(19.3)

Net cash used in financing activities	(866.5)	(2,090.4)

Effect of foreign currency translation adjustment	0.8	3.8

Net increase (decrease) in cash and cash equivalents	86.6	(1,415.2)
Cash and cash equivalents at beginning of period	3,077.2	3,186.3

Cash and cash equivalents at end of period	$3,163.8	$1,771.1

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended March 31,		Year Ended December 31,*
	2017	2016	2016	2015
Claims Volume
Network	223.1	226.1	887.4	922.2
Home delivery and specialty (6)	29.0	30.3	120.2	121.6

Total claims	252.1	256.4	1,007.6	1,043.8

Adjusted network (7)	267.1	267.5	1,056.5	1,085.8
Adjusted home delivery and specialty (7)	84.6	88.8	351.1	355.8

Total adjusted claims(7)	351.7	356.3	1,407.6	1,441.6

Depreciation and Amortization (D&A):
Revenue amortization(8)	$55.4	$34.3
Cost of revenues depreciation	32.0	28.9
Selling, general and administrative depreciation	51.2	53.1
Selling, general and administrative amortization(8)	307.0	409.0

Total D&A	$445.6	$525.3

Generic Fill Rate**
Network	87.1%	85.9%
Home delivery	82.1%	79.8%
Overall	86.5%	85.2%

See Footnotes to Tables

*	Provided for reconciliation purposes.
**	The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications, which are primarily dispensed by pharmacies in our retail networks.

Table 2

Express Scripts Holding Company Unaudited Adjusted Gross Profit and Adjusted SG&A Reconciliation

Provided below are reconciliations of adjusted gross profit and adjusted selling, general and administrative expenses, which are non-GAAP measures, to gross profit and selling, general and administrative expenses, respectively, which are the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

(in millions)

	Three Months Ended March 31,
	2017	2016
Gross profit, as reported	$1,872.7	$1,847.0
Amortization of intangible assets (8)	55.4	34.3

Adjusted gross profit	$1,928.1	$1,881.3

Selling, general and administrative, as reported	$818.1	$906.2
Amortization of intangible assets (8)	307.0	409.0

Adjusted selling, general and administrative	$511.1	$497.2

See Footnotes to Press Release

Table 3

Express Scripts Holding Company Unaudited EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of EBITDA and Adjusted EBITDA attributable to Express Scripts, which is a non-GAAP financial measure, to net income attributable to Express Scripts. The Company believes net income is the most directly comparable measure under GAAP.

	Three Months Ended March 31,		Year Ended December 31,*
	2017	2016	2016	2015
Net income attributable to Express Scripts, as reported	$546.3	$526.1	$3,404.4	$2,476.4
Provision for income taxes (9)	364.9	278.8	999.5	1,364.3
Depreciation and amortization** (8)	445.6	525.3	2,154.6	2,359.1
Other expense, net	139.4	129.8	660.7	475.5

EBITDA attributable to Express Scripts, as reported	$1,496.2	$1,460.0	$7,219.2	$6,675.3
Adjustments to EBITDA
Transaction and integration costs**(10)	—	—	—	311.6
Other compensation costs(10)	—	—	41.2	—
Legal Settlement(10)	—	—	—	60.0

Adjusted EBITDA attributable to Express Scripts	—	—	$7,260.4	$7,046.9

Applied income taxes(4)	$550.0	$541.3	$2,692.2	$2,648.5

EBITDA/Adjusted EBITDA less taxes attributable to Express Scripts(4)	$946.2	$918.7	$4,568.2	$4,398.4

Total adjusted claims(7)	351.7	356.3	1,407.6	1,441.6

EBITDA/Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$4.25	$4.10	$5.16	$4.89

EBITDA/Adjusted EBITDA less taxes attributable to Express Scripts, per adjusted claim	$2.69	$2.58	$3.25	$3.05

See Footnotes to Press Release

*	Provided for reconciliation purposes.
**	Depreciation and amortization for the year ended December 31, 2015 presented above includes $205.2 million of depreciation related to the integration of Medco Health Solutions, Inc. which is not included in transaction and integration costs.

Table 4

Express Scripts Holding Company Unaudited Adjusted Diluted EPS Reconciliation

Provided below is a reconciliation of Adjusted Diluted EPS attributable to Express Scripts, which is a non-GAAP measure, to diluted

EPS attributable to Express Scripts, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended March 31,
	2017	2016
	(per diluted share)
Diluted EPS attributable to Express Scripts, as reported	$0.90	$0.81

Excluding items indicated:
Debt redemption costs (11),*	—	0.02
Discrete tax items (9)	0.05	(0.03)
Amortization of intangible assets (8),*	0.60	0.68
Tax impact of excluded items (12)	(0.22)	(0.26)

Diluted EPS attributable to Express Scripts, adjusted	$1.33	$1.22

See Footnotes to Press Release

*	Presented on a pre-tax basis. A change to the presentation of this table was made to reflect the tax impact of non-GAAP excluded items as a single adjustment for the three months ended March 31, 2017 and 2016.

Table 5

Express Scripts Holding Company Unaudited Adjusted Net Income and

Adjusted Effective Income Tax Rate Reconciliation

(in millions)

Presented below is a reconciliation of adjusted net income attributable to Express Scripts taxes, which is a non-GAAP financial measure, to income before income taxes, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended March 31, 2017
	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$915.2	$364.9
Net income attributable to non-controlling interest	(4.0)	—

Income before income taxes attributable to Express Scripts	911.2	364.9	40.0%

Excluding items indicated:
Discrete tax items(9)	—	(29.9)
Amortization of intangible assets(8)	362.4	133.2

Income before income taxes attributable to Express Scripts, as adjusted	$1,273.6	$468.2	36.8%
Adjusted net income attributable to Express Scripts	$805.4

See Footnotes to Press Release

Table 5A

Express Scripts Holding Company Unaudited Adjusted Net Income and

Adjusted Effective Income Tax Rate Reconciliation

(in millions)

Presented below is a reconciliation of adjusted net income attributable to Express Scripts taxes, which is a non-GAAP financial measure, to income before income taxes, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended March 31, 2016
	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$811.0	$278.8
Net income attributable to non-controlling interest	(6.1)	—

Income before income taxes attributable to Express Scripts	804.9	278.8	34.6%

Excluding items indicated:
Debt redemption costs (11)	9.7	3.6
Discrete tax items(9)	—	19.7
Amortization of intangible assets(8)	443.3	164.4

Income before income taxes attributable to Express Scripts, as adjusted	$1,257.9	$466.5	37.1%
Adjusted net income attributable to Express Scripts	$791.4

See Footnotes to Press Release

Table 6

Express Scripts Holding Company Unaudited 2017 Guidance Information

Adjusted diluted EPS and EBITDA are non-GAAP financial measures. For a discussion of the financial measures presented herein that are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), see “Supplemental Information Regarding Non-GAAP Financial Measures” above.

	Estimated Year Ending December 31, 2017	Estimated Year Ending December 31, 2017
(in millions, except per share data)	Current Guidance	Previous Guidance
Adjusted Diluted EPS attributable to Express Scripts	$6.90 to $7.04	$6.82 to $7.02
Year over year growth	8%-10%	7%-10%

Total adjusted claims	1,375 to 1,425	1,375 to 1,425

EBITDA attributable to Express Scripts	$7,310 to $7,510	$7,310 to $7,510

Diluted weighted average shares outstanding during the period	575 to 595	580 to 600

Net cash flow provided by operating activities	$4,700 to $5,200	$4,700 to $5,200

Estimated Three Months Ending June 30, 2017
(in millions, except per share data)	Current Guidance
Adjusted Diluted EPS attributable to Express Scripts	$1.70 to $1.74
Year over year growth	8%-11%

Total adjusted claims	343 to 353

Table 7

Express Scripts Holding Company Operating Results Excluding Estimate of Contribution related to Anthem, Coventry and Catamaran

(amounts in millions except per claim figures)

					Q1 2017				Q1 2016	Q1 2017 Change
		Consolidated as Reported Q1 2017	Anthem(1)	Coventry & Catamaran(1)	Excluding Anthem, Coventry & Catamaran(1)	Consolidated as Reported Q1 2016	Anthem(1) (Table 8)	Coventry & Catamaran(1) (Table 8)	Excluding Anthem, Coventry & Catamaran(1)	As Reported	Excluding Anthem, Coventry & Catamaran(1)
Adjusted claims	Table 1	351.7	59.0	0.9	291.8	356.3	54.5	5.6	296.2	-1.3%	-1.5%
Revenues(5)		$24,654.9	$4,523.0	$213.0	$19,918.9	$24,791.8	$4,096.7	$457.5	$20,237.6	-0.6%	-1.6%
Net income		$546.3	N/A	N/A	N/A	$526.1	N/A	N/A	N/A	3.8%	N/A
EBITDA(3)	Table 3	$1,496.2	$495.0	$54.1	$947.1	$1,460.0	$467.9	$50.0	$942.1	2.5%	0.5%
EBITDA/adjusted claim(3)	Table 3	$4.25	$8.39	N/A	$3.25	$4.10	$8.59	N/A	$3.18	3.7%	2.2%

See Footnotes to Press Release.

Table 8

Express Scripts Holding Company - Estimate of Anthem,

Coventry and Catamaran Contribution by Quarter

(amounts in millions except per claim figures)

Anthem(1),(3)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	54.5	54.2	54.3	56.6
Revenues	$4,096.7	$4,354.9	$4,243.0	$4,381.3
Adjusted EBITDA*	$467.9	$644.7	$572.1	$563.3
Adjusted EBITDA/adjusted claim*	$8.59	$11.89	$10.54	$9.95
Coventry and Catamaran(1),(3)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	5.6	4.9	4.6	3.9
Revenues	$457.5	$471.9	$411.5	$356.0
Adjusted EBITDA*	$50.0	$49.5	$49.3	$73.6
Combined Contribution(1),(3)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	60.1	59.1	58.9	60.5
Revenues	$4,554.2	$4,826.8	$4,654.5	$4,737.3
Adjusted EBITDA*	$517.9	$694.2	$621.4	$636.9
Core PBM (Excluding Anthem and Transitioning Clients)(1),(3)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	296.2	290.2	288.2	294.4
Revenues	$20,237.6	$20,395.5	$20,755.6	$20,126.0
Adjusted EBITDA*	$942.1	$1,103.9	$1,326.7	$1,417.3
Adjusted EBITDA/adjusted claim*	$3.18	$3.80	$4.60	$4.81

(*)	Adjusted EBITDA with respect to Q1, Q2 and Q3 2016 is equal to “EBITDA” as no adjustments to EBITDA were made for these periods.

See Footnotes to Press Release

Footnotes to Press Release

(1) Amounts attributable to Anthem and each of the Transitioning Clients, including amounts set forth in “Long-Term Outlook,” are based on management’s estimates regarding, among other items, cost allocation and may not be indicative of costs actually incurred as a result of servicing Anthem and each of the Transitioning Clients. Both direct and indirect costs were allocated based on management’s best estimates of costs attributable to servicing Anthem and each of the Transitioning Clients, and, where appropriate, are based on actual cost or adjusted claims attributable to Anthem and each of the Transitioning Clients. Financial measures presented for Anthem and each of the Transitioning Clients for the year ended December 31, 2015 represent information reported through certain financial reporting systems, which were replaced in 2016. As a result, management’s estimates and allocation methodologies for determining such measures for 2015 may differ from those used in determining the comparable measures presented for the year ended December 31, 2016, and the quarter ended March 31, 2017.

(2) Consolidated revenues and Anthem revenues include intangible amortization related to the customer contract with Anthem of $200.5 million and $95.1 million for the year-ended December 31, 2016 and 2015, respectively.

(3) EBITDA, Adjusted EBITDA, EBITDA per adjusted claim, adjusted EBITDA per adjusted claim, EBITDA less taxes, adjusted EBITDA less taxes, EBITDA less taxes per adjusted claim and adjusted EBITDA less taxes per adjusted claim are non-GAAP financial measures. For a discussion of the financial measures presented herein that are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), see “Supplemental Information Regarding Non-GAAP Financial Measures” above.

(4) EBITDA less taxes and adjusted EBITDA less taxes and EBITDA less taxes per adjusted claim and adjusted EBITDA less taxes per adjusted claim provide investors additional measures of the contribution of the Anthem business after tax. EBITDA less taxes and adjusted EBITDA less taxes is calculated using the Company’s adjusted effective income tax rate for the applicable period, respectively.

(5) Consolidated revenues and Anthem revenues include intangible amortization related to the customer contract with Anthem of $55.4 million and $34.3 million for the three months ended March 31, 2017 and 2016, respectively.

(6) Includes home delivery, specialty and other including: (i) drugs distributed through patient assistance programs, (ii) drugs distributed to clients of other PBMs under limited distribution contracts with pharmaceutical manufacturers and (iii) Freedom Fertility claims.

(7) Total adjusted network claims includes an adjustment to reflect non-specialty network claims filled through our 90-day programs. These claims are now multiplied by three, as these claims, on average, typically cover a time period three times longer than other network claims. Home delivery claims are also multiplied by three, consistent with prior practice, as home delivery claims typically cover a time period three times longer than unadjusted network claims. See Footnotes to Press Release - Schedule A below.

(8) Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts, Inc. (“ESI”) intangible assets include amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem, which commenced upon closing of the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $55.4 million ($35.0 million net of tax) and $34.3 million ($21.6 million net of tax) is included as a reduction to revenue for the three months ended March 31, 2017 and 2016, respectively. Intangible amortization of $200.5 million ($126.1 million net of tax) and $95.1 million ($59.4 million net of tax) is included as a reduction to revenue for the year ended December 31, 2016 and 2015, respectively. The Company’s 10-year agreement with Anthem under which we provide pharmacy benefit management services to Anthem and its designated affiliates was previously amortized using a modified pattern of benefit method over an estimated useful life of 15 years. Beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a modified pattern of benefit over an estimated useful life of 10 years from the time the agreement was executed in 2009), which resulted in an additional $31.7 million and $10.5 million of revenue amortization recognized for the three months ended March 31, 2017 and 2016, respectively and an additional $105.6 million of revenue amortization recognized for the year ended December 31, 2016.

Other legacy ESI intangible amortization of $7.9 million ($5.0 million net of tax) and $9.4 million ($5.9 million net of tax) for the three months ended March 31, 2017 and 2016, respectively, is included in selling, general and administrative expense. Other legacy ESI intangible amortization of $36.2 million ($22.8 million net of tax) and $37.7 million ($23.5 million net of tax) for the year ended December 31, 2016 and 2015, respectively, is included in selling, general and administrative expense.

Amortization of intangible assets related to the acquisition of Medco of $299.1 million ($189.2 million net of tax) and $399.6 million ($251.4 million net of tax) for the three months ended March 31, 2017 and 2016, respectively, is included in selling, general and administrative expense. Amortization of intangible assets related to the acquisition of Medco of $1,596.1 million ($1,004.1 million net of tax) and $1,598.1 million ($997.4 million net of tax) for the year ended December 31, 2016 and 2015, respectively, is included in selling, general and administrative expense.

(9) Provision for income taxes includes discrete tax charges of $29.9 million and discrete tax benefits of $19.7 million for the three months ended March 31, 2017 and 2016, respectively and includes discrete tax benefits of $633.9 million and $79.2 million for the year ended December 31, 2016 and 2015, respectively. The net discrete tax items relate primarily to changes in unrecognized tax benefits.

(10) Transaction and integration costs include those costs directly related to the acquisition of Medco Health Solutions, Inc. Costs of $218.0 million ($136.1 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the year ended December 31, 2015. Costs of $298.8 million ($186.5 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the year ended December 31, 2015.

Costs of $41.2 million ($25.9 million net of tax) for the year ended December 31, 2016 are related to compensation in connection with the previously disclosed net tax benefit of approximately $511.0 million related to the disposition of PolyMedica Corporation (Liberty). Following receipt of the tax benefit proceeds, the Board of Directors authorized the use of $41.2 million, approximately 8%, or $0.06 per share ($0.04 per share net of tax), of the PolyMedica tax benefit proceeds to reward employees for the significant contribution this multi-year effort provided the Company and its shareholders.

A charge related to a legal settlement of $60.0 million ($37.5 million net of tax) is included in selling, general and administrative expense for the year ended December 31, 2015.

(11) Debt redemption costs, which include write-off of discounts, write-off of deferred financing costs and interest accrued from February 25, 2016 to the redemption date incurred for the early redemption of senior notes, totaled $9.7 million ($6.1 million net of tax) and are included in interest expense for the three months ended March 31, 2016.

(12) Represents adjustment for the tax impact related to non-GAAP items excluded from adjusted diluted EPS. See Table 5 and 5A for calculation of adjusted effective income tax rate.

Footnotes to Press Release: Schedule A

Express Scripts Holding Company Unaudited 2016 Claims Recast

As previously reported in our February 14, 2017 press release and explained in footnote (7), we changed our methodology for calculating network claims retrospectively for 2016 and 2015. Provided below are recasts of the revised methodology for reporting network claims.

(in millions)

	As reported Q1 2016	Revision	Revised Q1 2016	As reported Q2 2016	Revision	Revised Q2 2016	As reported Q3 2016	Revision	Revised Q3 2016
Claims Volume
Network	226.1	—	226.1	221.2	—	221.2	217.0	—	217.0
Home delivery and specialty (6)	30.3	—	30.3	29.5	—	29.5	30.0	—	30.0

Total claims	256.4	—	256.4	250.7	—	250.7	247.0	—	247.0
Adjusted network (7)	234.7	32.8	267.5	229.4	34.0	263.4	224.5	34.9	259.4
Adjusted home delivery and specialty (7)	88.8	—	88.8	85.9	—	85.9	87.7	—	87.7

Total adjusted claims(7)	323.5	32.8	356.3	315.3	34.0	349.3	312.2	34.9	347.1

	As reported Q1 2015	Revision	Revised Q1 2015	As reported Q2 2015	Revision	Revised Q2 2015	As reported Q3 2015	Revision	Revised Q3 2015
Claims Volume
Network	219.1	—	219.1	228.2	—	228.2	232.8	—	232.8
Home delivery and specialty (6)	30.2	—	30.2	30.2	—	30.2	30.0	—	30.0

Total claims	249.3	—	249.3	258.4	—	258.4	262.8	—	262.8
Adjusted network (7)	219.1	33.0	252.1	232.9	35.6	268.5	240.8	36.9	277.7
Adjusted home delivery and specialty (7)	88.5	—	88.5	88.3	—	88.3	87.5	—	87.5

Total adjusted claims(7)	307.6	33.0	340.6	321.2	35.6	356.8	328.3	36.9	365.2